PROSPECTUS SUPPLEMENT
(To Prospectus, dated May 8, 2000, as supplemented by Prospectus Supplements, dated September 20, 2000 and January 25, 2001)

                                VERTICALNET, INC.

                                3,905,262 Shares

                                  Common Stock
                         -------------------------------

         This document supplements the prospectus, dated May 8, 2000, as supplemented by the prospectus supplements, dated September 20, 2000 and January 25, 2001, relating to the resale by the selling shareholders identified in the prospectus, as supplemented, of 3,905,262 shares of our common stock issued in connection with our acquisitions of Tradeum, Inc., National Career Search, Inc., HRLibrary.com, Inc. and the assets of Leasend.com, Inc. and R.W. Electronics, LLC. This prospectus supplement is incorporated by reference into the prospectus, as supplemented. On January 25, 2001, the last sale price of our common stock on the Nasdaq National Market was $5.56 per share. Our common stock is traded under the symbol "VERT."

         The following table sets forth information, as of January 22, 2001, regarding the selling shareholder listed below. The selling shareholder, which acquired the shares referenced below from Zvi Schreiber LLC and Wyoma Investments Limited, has not had a material relationship with VerticalNet, Inc. within the past three years other than as a result of the ownership of our shares or other securities.

------------------------------ ------------------------------- ---------------------
                                    SHARES BENEFICIALLY
                                         OWNED BEFORE              SHARES OFFERED
              NAME                         OFFERING                    HEREBY
------------------------------ ------------------------------- ---------------------
KFG Trust (2000) Limited                   278,688                    278,688
------------------------------ ------------------------------- ---------------------

         The selling shareholder information set forth above replaces and supersedes the information regarding, Zvi Schreiber LLC and Wyoma Investments Limited that was previously filed and included in the "Selling Shareholders" section of the prospectus, as supplemented.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         The date of this prospectus supplement is January 26, 2001.